Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

dated as of

March 10, 2006

between

DATAWATCH CORPORATION

and

CLEARSTORY SYSTEMS, INC.

ARTICLE V	COVENANTS OF SELLER		24

	5.01	Conduct of the Business	24
	5.02	Access to Information	24
	5.03	Notices of Certain Events; Continuing Disclosure	25
	5.04	Noncompetition	25
	5.05	Trademarks; Tradenames	26
	5.06	Information Statement	26
	5.07	Shareholder Approval	27
	5.08	No-Shop Provision	27
	5.09	Delivery of Financial Statements	28
	5.10	Billing	28

ARTICLE VI	COVENANTS OF BUYER		29

	6.01	Certain Obligations With Respect to the Operation of the Business	29
	6.02	Post-Closing Transition	29
	6.03	Seller License Agreement	29
	6.04	Audit Fees	29
	6.05	Application of Cash Receipts	30

ARTICLE VII	COVENANTS OF BOTH PARTIES		30

	7.01	Confidentiality	30
	7.02	Further Assurances	31
	7.03	Certain Filings	31
	7.04	Public Announcements	31
	7.05	Information Requests	32

ARTICLE VIII	TAX MATTERS		32

	8.01	Tax Definitions	32
	8.02	Tax Matters	32
	8.03	Tax Cooperation; Allocation of Taxes	34

ARTICLE IX	EMPLOYEE BENEFITS		35

	9.01	Employee Benefits Definitions	35
	9.02	ERISA Representations	36
	9.03	Employees and Offers of Employment	37
	9.04	Seller’s Employee Benefit Plans	38
	9.05	No Third Party Beneficiaries	38

ARTICLE X	CONDITIONS TO CLOSING		39

	10.01	Conditions to the Obligations of Each Party	39
	10.02	Conditions to Obligation of Buyer	39
	10.03	Conditions to Obligations of Seller	40

ARTICLE XI	SURVIVAL; INDEMNIFICATION		40

	11.01	Survival	40

	11.02	Indemnification	41
	11.03	Limitation of Indemnification	42
	11.04	Procedures	42
	11.05	Exclusive Remedy	43

ARTICLE XII	TERMINATION		43

	12.01	Grounds for Termination	43
	12.02	Effect of Termination	43

ARTICLE XIII	MISCELLANEOUS		44

	13.01	Notices	44
	13.02	Amendments; No Waivers	44
	13.03	Expenses	45
	13.04	Successors and Assigns	45
	13.05	Governing Law	45
	13.06	Counterparts; Effectiveness	45
	13.07	Entire Agreement	45
	13.08	Bulk Sales Laws	45
	13.09	Captions	45
	13.10	Jurisdiction	45

Exhibits

	Exhibit A	— Form of Assignment and Assumption Agreement
	Exhibit B	— Trademark License Agreement
	Exhibit C	— Shareholder Consent
	Exhibit D	— Seller License Agreement
	Exhibit E	— Press Release
	Exhibit E-1	— Press Release
	Exhibit F	— Legal Opinion

Schedules

	Schedule 1.01	Infrastructure Software
	Schedule 2.01(d)	Prepaid Expenses and Deposits
	Schedule 2.03	Assumed Liabilities
	Schedule 2.03(a)	Deferred Revenue
	Schedule 2.03(e)	Accrued Vacation
	Schedule 2.07(b)	List Prices- ClearStory Products
	Schedule 3.03	Required Consents
	Schedule 3.05	Financial Statements of the Business
	Schedule 3.06	Ordinary Course
	Schedule 3.07	Personal Property
	Schedule 3.08	Sufficiency of Assets
	Schedule 3.09	Title to Purchased Assts
	Schedule 3.11	Material Contracts
• Third Party Agreements
• Vendor Contracts
• VAR Agreements
• Customer License Agreements
	Schedule 3.11(a)(iii)	Maintenance Contracts
• Maintenance Contracts Provided
	Schedule 3.11(a)(v)	Indebtedness for Borrowed Money
	Schedule 3.11(a)(vii)	Source Code Escrow
	Schedule 3.12(a)(i)	Intellectual Property - Trademarks
	Schedule 3.12(a)(ii)	Intellectual Property – Product and Services
	Schedule 3.12(a)(iii)	Intellectual Property - Product and Services - Licensed
	Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Owned
	Schedule 3.12 (b)(i)	Intellectual Property – Licensed Technology Licensed
	Schedule 3.12(c)	Intellectual Property – Licensed Technology with 3rd Party Obligation
	Schedule 3.12(e)	Intellectual Property – Third Parties with Rights to Owned Intellectual Property
	Schedule 3.12(h)	Intellectual Property – Publicly Available Software
	Schedule 3.13	Insurance
	Schedule 3.14(b)	Permits

Schedule 3.15	Employees
Schedule 3.15(b)	Consultants & Independent Contractors
Schedule 3.15(d)	Employee Agreements
Schedule 3.15(e)	Employee Terminations
Schedule 3.15(f)	Severance Policy
Schedule 5.11	Customer Overpayments
Schedule 8.02(a)	Taxes Being Contested
Schedule 8.02(c)	Taxes – Grounds for Assessment Against Buyer
Schedule 8.02(f)	Tax Jurisdictions
Schedule 9.02	Employee Benefit Plans
Schedule 9.03	Employees

v

ASSET PURCHASE AGREEMENT

AGREEMENT dated as of March 10, 2006 between DATAWATCH CORPORATION a Delaware corporation (“Buyer”), and CLEARSTORY SYSTEMS, INC., a Delaware corporation (“Seller”).

RECITALS:

WHEREAS, Seller conducts a business (the “Business”) known as ClearStory Systems, Inc., Document Solutions, a business unit of the Seller that designs, manufactures and markets products which include Radiant Business Document Server and Radiant MailManager; and

WHEREAS, Buyer desires to purchase substantially all of the assets and to assume certain of the liabilities of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Definitions.

(a)           The following terms, as used herein, have the following meanings:

“Accounting Convention” means the accounting policies and procedures of Seller used to prepare the Financial Statements and described in Seller’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Assignment and Assumption Agreement, Bill of Sale, Trademark License Agreement, Seller License Agreement, each in the form attached hereto.

“Balance Sheet” means the unaudited balance sheet of the Business as of December 31, 2005 found in Schedule 3.05.

“Balance Sheet Date” means December 31, 2005.

“Business Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of Seller for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

“Closing Date” means the date of the Closing.

“Deferred Revenue” means (i) contracts for maintenance services that, as of the date of determination, are invoiced, but not yet recognized as revenue and (ii) amounts under contracts for consulting services that, as of the date of determination, have been billed but not yet recognized as revenue as a result of an ongoing obligation to perform services and, in all events, shall be calculated in accordance with the methodologies set forth on Schedule 1.01(a) hereto. For greater clarity, Deferred Revenue does not include customer overpayments that have been retained by the Seller.

“Infrastructure Software” means the Seller’s time tracking software, call logging software, and internally used third party financial, network related and desktop software products, as listed on Schedule 1.01(b).

“Intellectual Property” means all tangible or intangible proprietary information and materials, including without limitation:

(b)           (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases and related documentation);

(c)           all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

(d)           all licenses, agreements and other rights in any third party product or any third party intellectual property described in (a) and (b) above other than any “off-the-shelf” third party software or related intellectual property.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Material Adverse Change” means a material adverse change in the business, assets, financial condition, or results of operations of Seller or the Business taken as a whole;

provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Change:  (a) any change in the market price or trading volume of Seller’s common stock; (b) any adverse effect on the bookings, revenues, gross margins or earnings of the Seller, or any delay in or reduction or cancellation of orders of the Seller’s products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of the Seller in general which does not affect the Seller in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; (d) employee attrition which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby or (e) any short-term adverse change in the Seller’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Seller’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Seller’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, or results of operations of Seller or the Business taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect:  (a) any change in the market price or trading volume of Seller’s common stock; (b) any adverse effect on the bookings, revenues, gross margins or earnings of the Seller, or any delay in or reduction or cancellation of orders of the Seller’s products, following execution of this Agreement which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby; (c) any change arising out of conditions affecting the economy or industry of the Seller in general which does not affect the Seller in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; (d) employee attrition which is primarily attributable to the announcement of the execution of this Agreement and the transactions contemplated hereby or (e) any short-term adverse change in the Seller’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Seller’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Seller’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).

“Permitted Lien” means (i) mechanic’s and other similar statutory liens that are not material in nature or amount, and (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“to Seller’s Knowledge”, “Known to Seller” and words of similar import means the knowledge of Seller and the knowledge of each of Seller’s officers or directors.

(e)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	2.07
Acquiror	5.04
Acquisition Proposal	5.08
Allocation Statement	2.08
Apportioned Obligation	8.03
Assumed Liabilities	2.03
Benefit Arrangement	9.01
Business	Recitals
Business Sale Event	2.07
Business Third Party Claim	11.02
Buyer Benefit Plans	9.03
Buyer Sale Event	2.07
Closing	2.06
Code	8.01
Commission	5.06
Contracts	2.01
Conveyance Documents	2.06
COBRA	9.03
COBRA Coverage	9.04
Damage	11.02
Earnout Payment	2.07
Earnout Payment Value	2.07
Earnout Period	2.07
Employee	9.01
Employee Plan	9.01
Environmental Laws	3.16
ERISA	9.01
Excluded Assets	2.02
Excluded Contracts	2.01
Excluded Liabilities	2.04
Financial Statements	3.05(a)
Hazardous Materials	3.16
Hired Employees	9.03
Holdback	2.06
Indemnified Party	11.04
Indemnifying Party	11.04
Information Statement	5.06
Initial Cash Payment	2.06
Initial Earnout Due Date	2.07
Initial Earnout Payment	2.07
Interested Person	3.18
Maintenance Agreements	3.11
Objection Notice	2.07
Owned Intellectual	3.12
Permit	3.14
Personal Property	3.07
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Purchased Assets	2.01
Purchase Price	2.06
Required Consent	3.03
Seller License Agreement	6.03
Tax	8.01
Tax Return	8.01
Transferred Employee	9.01
WARN Act	9.03

ARTICLE II

PURCHASE AND SALE

2.01        Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of Seller’s right, title and interest in the following assets of the Business, as listed below (the “Purchased Assets”):

(a)           The personal property and interests therein used by Seller or held by Seller for use in connection with the Business, including equipment, furniture, office equipment, and communications equipment, as listed on Schedule 3.07;

(b)           all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated used by Seller or held by Seller for use in connection with the Business;

(c)           all rights under all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments used by Seller or held by Seller for use in connection with the Business, as listed on Schedule 3.11 other than contracts and such other documents indicated thereon as “Excluded Contracts” (the “Excluded Contracts”) but including any contract or other document which would be listed on Schedule 3.11 but for any dollar limitation contained in Section 3.11 (collectively, the “Contracts”);

(d)           all prepaid expenses and deposits used by Seller or held by Seller for use in connection with the Business, including without limitation the items set forth on Schedule 2.01(d);

(e)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties;

(f)            all of the Business Intellectual Property, except for the Infrastructure Software and any other Business Intellectual Property expressly identified as an Excluded Asset under Section 2.02 below, including without limitation the items listed on Schedule 3.12;

(g)           all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.03;

(h)           all books, records, files and papers, whether in hard copy or computer format used by Seller or held by Seller for use in connection with the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, all call-in, tracking, warranty and other information relating to the relationship between the Seller and its customers, personnel and employment records (to the extent the same may be transferred or assigned under applicable law), and all information relating to Taxes imposed on or with respect to the Business; and

(i)            all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

2.02        Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)           All of Seller’s cash and cash equivalents on hand and in banks;

(b)           any Purchased Assets sold or otherwise disposed of in the ordinary course of operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

(c)           all Infrastructure Software;

(d)           all accounts, notes and other receivables used by Seller or held by Seller for use in connection with the Business;

(e)           except as set forth on Schedule 5.05, any and all Intellectual Property rights in and to the name “ClearStory”; and

(f)            all assets of Seller that are not Purchased Assets.

2.03        Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the “Assumed Liabilities”):

(a)           all liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof except (i) to the extent reserved for in the Seller’s financial statements and specifically disclosed to Buyer, (ii) for obligations of Seller under warranty claims or expenses assumed under Section 2.03(b) or (iii) as specifically identified on Schedule 2.03(a)) including, without limitation obligations associated with Deferred Revenue;

(b)           all warranty claims or expenses of Seller in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of the reserve therefor shown on the Balance Sheet and any amounts properly accrued since the Balance Sheet Date;

(c)           Seller’s obligation to provide vacation time and vacation pay to the Transferred Employees as listed on Schedule 2.03(c), and for liabilities for vacation time and vacation pay properly accrued through the Closing Date.

2.04        Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a)           Any and all liabilities and obligations of Seller for Taxes, (including any Taxes that arise as a result of the transactions contemplated by this Agreement), except as provided for by Section 8.03(c);

(b)           except to the extent provided in Article VIII and Section 2.03(c), any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, any liabilities or obligations under any of Seller’s employee benefit agreements, plans or other arrangements listed on Schedule 9.02;

(c)           any claims for refunds based on any warranty, express or implied, for products or services provided to the extent not reserved therefor on the Balance Sheet or not properly accrued since the Balance Sheet Date;

(d)           any environmental liabilities;

(e)           any amounts owing to Benefactor Funding Corp.;

(f)            any liability or obligation relating to an Excluded Asset; and

(g)           any liability or obligation relating to or arising under any Excluded Contract.

2.05        Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Buyer thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to Section 2.06(b).

2.06        Purchase Price; Closing.

(a)           The purchase price for the Purchased Assets (the “Purchase Price”) is (i) $4,340,000 in cash, subject to adjustment as provided in Section 2.06(c) (as adjusted, the “Initial Cash Payment”), (ii) the Earnout Payments and (iii) the assumption of the Assumed Liabilities.

(b)           The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Choate, Hall & Stewart LLP, Boston, Massachusetts as soon as possible, but in no event later than two business days after satisfaction of the conditions set forth in Article X, or at such other time or place as Buyer and Seller may agree. At the Closing,

(i)            Buyer shall pay to Seller the Initial Cash Payment by wire transfer in immediately available funds to an account maintained by Seller, such account to be designated by Seller by written notice to Buyer not later than two business days prior to the Closing Date.

(ii)           Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the “Conveyance Documents”) as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

(iii)          Each of Seller and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

(iv)          Seller shall have arranged with Buyer for the physical delivery of the Personal Property and all copies of the Business Intellectual Property, and the physical embodiment thereof, including, without limitation, source code and all copies of all versions of the source code for the ClearStory Products.

(v)           Without prejudice to Buyer’s rights under Section 11.02 and Articles X and XI, Seller shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

(vi)          Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

(c)           An amount equal to $100,000 of the cash Purchase Price will be held by the Buyer at Closing (the “Holdback”). The Holdback shall be released to the Seller within 10 days after the delivery of the audited financial statements as required under Section 5.09. To the extent that the Seller does not deliver the audited financial statements as required under Section 5.09, the Buyer shall be entitled to retain the Holdback. The Buyer is not limited to set-off against the Holdback as an exclusive remedy for damages relating to the breach of Section 5.09.

2.07        Earnout Payments.

(a)           For the period beginning on the Closing Date and lasting until the eighteen month anniversary of the Closing Date (the “Earnout Period”), Buyer shall pay to the Seller, at the end of each fiscal quarter, in accordance with this Section 2.07, an amount (each an “Earnout Payment” and together the “Earnout Payments”) calculated by multiplying the Total ClearStory Revenues for such period by 30%. Notwithstanding anything herein to the contrary, as relates to the first $750,000 in accrued Earnout Payments (“Initial Earnout Payment”), such Initial Earnout Payment shall be held-back by Buyer and shall not be paid until twelve months after the Closing Date (“Initial Earnout Due Date”); provided, however, that Buyer shall have the right to offset against such Initial Earnout Payment any Damages owed by Seller to the Buyer as and to the extent set forth in Article XI. After payment of any such Damages and resolution of any such unresolved claim, any amount of the Initial Earnout Payments remaining owed to the Seller with respect to such claim shall be promptly paid to Seller by the Buyer. For avoidance of doubt, the parties acknowledge and agree that only the Initial Earnout Payment shall be subject to Buyer’s right of offset as aforesaid and nothing in the immediately preceding sentence shall affect the timing of, or Seller’s right to receive, any Earnout Payment other than the Initial Earnout Payment.

(b)           “Total ClearStory Revenues” shall mean the total net revenues of the Business (whether undertaken by Buyer directly or whether operation by Buyer separately as a distinct subsidiary of Buyer or otherwise directly or indirectly by Buyer), for the applicable quarter or other period during the Earnout Period, determined in accordance with generally accepted accounting principles and as provided herein, from the sale or license, including subscriptions, of the ClearStory Products, product maintenance contracts for ClearStory Products, or the sale of business consulting and product implementation services related to the ClearStory Products.

“ClearStory Products” means the software products developed by the Seller known as Radiant Business Document Server and Radiant MailManager, and all Business Intellectual Property, as currently constituted, including without limitation any future enhancements and derivatives thereof, new products developed with respect thereto, and including without limitation any future support, maintenance or other development services performed. “Net Revenues” shall be calculated in accordance with generally accepted accounting principles as gross revenues less actual returns and a reasonable reserve for bad debts (as calculated in a manner consistent with the historical operations of the Business). To the extent the ClearStory Products form part of another product or product suite or services of Buyer, the net revenues for the ClearStory Products will be calculated by comparing the total price for the products sold or licensed with the sum of the Buyer’s listed retail price for the products sold or licensed, and applying any discount pro-rata (and not disproportionately) across the combined products based on the listed retail price for ClearStory Products or services sold or licensed and the listed retail price of such other product or product suite. To the extent that business consulting and product implementation services for ClearStory Products are sold in conjunction with similar services for the Buyer’s products, the revenues allocated to the services related to the ClearStory Products will be calculated in the same proportion as the revenues for the licensed ClearStory Products and Buyer’s products that are being installed, implemented or serviced. Notwithstanding the foregoing, in no event shall the discount applied to a ClearStory Product (exclusive of any discounts granted to VARs, OEMs or distributors) exceed one-third of the listed retail price for the ClearStory Products as of the date hereof and as indicated on Schedule 2.07(b), unless Buyer and Seller agree to such greater discount. As relates to discounts granted to VARs, OEM and distributors, any such discounts shall be reasonable in light of all relevant facts and circumstances and shall not have a disproportionate, adverse impact on the pricing of the ClearStory Products as compared to Buyer’s other products.

(c)           The right to receive the Earnout Payments is a contract right only and no certificate evidencing such right shall be issued. The right to receive the Earnout Payments shall not be transferred or assigned, except to a successor to the Seller in connection with a sale of substantially all the Seller’s assets or in connection with a merger or reorganization in which a majority of the beneficial holders of the Seller’s voting securities do not, directly or indirectly, hold a majority of the Seller’s voting securities after such transaction, provided, however, that the Seller notifies Buyer of such transfer in writing, provides Buyer with the transferee’s name and address and the exact rights transferred and such transferee agrees in writing (in form and substance satisfactory to Buyer) to be bound by the terms and conditions of this Agreement.

(d)           Not later than 30 days after the end of each fiscal quarter (or the ending period, which may be shorter than a fiscal quarter) in the Earnout Period (other than a fiscal quarter which is the end of the Buyer’s fiscal year), Buyer shall prepare a written calculation of the Earnout Payment based on Buyer’s unaudited consolidated financial statements for such period and shall deliver the Seller a copy of such calculation and such unaudited financials together with payment of the full amount of the Earnout Payment (less any applicable withholding) for such period (except as it relates to the Initial Earnout Payment only, as provided in Section 2.07(a)). Interest on any Earnout Payment that is not paid within 30 days after the end of each fiscal quarter (or the ending period) shall accrue interest at an annual interest rate of 12% starting 30 days after the end of the corresponding fiscal quarter (or ending period) through the date such Earnout Payment is paid in full.

(e)           Not later than 60 days after the end of each fiscal year of Buyer in the Earnout Period, Buyer shall prepare a preliminary written calculation of the Earnout Payment for the preceding fourth quarter and shall deliver to the Seller a copy of such preliminary calculation along with payment of the full amount of the Earnout Payment (less any applicable withholding). Within fourteen days of the release of Buyer’s audited financial statement for each such fiscal year, Buyer shall prepare a final written calculation of the Earnout Payment for such fourth quarter based on such financial results (reflecting any changes from the preliminary calculation and corrections, if any, for prior quarters resulting from the audit of Buyer’s financial statements) and shall deliver to the Seller a copy of such calculation for such period adjusted for any such corrections (except as provided in Section 2.07(a)). Interest on any Earnout Payment that is not paid within 60 days after the end of each fiscal year of Buyer shall accrue interest at an annual interest rate of 12% starting 60 days after the end of each applicable fiscal year through the date such Earnout Payment is paid in full.

(f)            Seller will have thirty (30) days from receipt of the final calculation under Section 2.07(d) or 2.07(e) in the 18 month period to contest in writing to Buyer (the “Objection Notice”), which notice must be signed by the Seller, a calculation of an Earnout Payment that it believes in good faith to be inaccurate. For the sake of clarity, Seller’s Objection Notice may contest any and all calculations and payments provided and made under Sections 2.07(d) and 2.07(e). If the Seller issues an Objection Notice, Buyer shall provide the Seller with reasonable access to the supporting information for such calculations. Buyer and Seller shall use their best efforts to reach agreement on the disputed amount. If Buyer and Seller are unable to reach such agreement within twenty (20) days of receipt of the Objection Notice by Buyer, the parties agree to cause independent accountants of recognized standing reasonably satisfactory to Seller and Buyer (who shall not have a material relationship with Buyer or the Seller) (the “Accounting Referee”) promptly to review this Agreement and the disputed amounts. The Accounting Referee shall deliver to Seller and Buyer, as promptly as practicable, a report setting forth the calculation of the disputed amount. The report of the Accounting Referee shall be final and binding upon the parties hereto. The cost of each such review and report shall be borne by the Seller; provided however, that Buyer shall bear all the expenses associated with any such review if the applicable Earnout Payment exceeds Buyer’s original calculation of such amount by more than five percent (5%) of such original calculation. The Seller agrees to keep any information provided pursuant to this Section 2.07 confidential; provided however; that nothing in this sentence shall prevent the Seller from using such information to exercise the Seller’s right to dispute the calculation as set forth above or to file any required Tax Returns.

(g)           As Buyer’s sole and exclusive remedy, and Seller’s sole and exclusive obligation in respect of indemnity claims under Sections 11.02(a)(i) and 11.02(a)(ii), Buyer shall have the right to offset the Initial Earnout Payment payable to the Seller pursuant to this Section 2.07, against any amount owed by the Seller to the Buyer pursuant to Section 11.02(a)(i) and 11.02(a)(ii).

(h)           In the event that Buyer consummates a Buyer Sale Event or Business Sale Event, as defined below, prior to the end of the Earnout Period, Buyer shall promptly notify Seller. Within twenty (20) days after the Sale Event, the Buyer shall pay to Seller a lump sum amount equal to the Earnout Payment Value (as defined below). As used herein, “Earnout Payment Value” means (A) in the event of a Buyer Sale Event, the net present value of (x) the average quarterly Earnout Payments from the Closing Date to the quarter immediately preceding the quarter in which the Buyer Sale Event occurs multiplied by (y) the remaining time period (expressed in fiscal quarters, or portions of a quarter) of the Earnout Period; and (B) in the event of a Business Sale Event, the net present value of the difference between (u) $2,250,000 and (w) the aggregate amount paid to Seller pursuant to this Section 2.07 as of and through the date of the Business Sale Event (to the extent the amount paid is less than $2,250,000). Upon payment by Buyer of the Earnout Payment Value to Seller, this Section 2.07 shall immediately terminate, without any further liability of Buyer to Seller for Earnout Payments, except as set forth in this paragraph. As used herein, (C) the term “Buyer Sale Event” shall mean (i) a merger or consolidation of Buyer with or into any other Person if immediately after such transaction Persons who were stockholders of Buyer immediately before such transaction own less than 50% in voting power of the issued and outstanding stock of the resulting or surviving entity; or (ii) a sale by Buyer of all or substantially all of its assets, and (D) the term “Business Sale Event” shall mean a sale by Buyer of all or substantially all of the assets of the Business to a third party unaffiliated with the Buyer.

2.08        Allocation of Purchase Price.

(a)           As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), setting forth the value of the Purchased Assets and of the covenant not to compete described in Section 5.04 hereof, which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the covenant not to compete (the allocation shall be made in accordance with all applicable provisions of the Code and any applicable state or local law).

(b)           Except as required by law, Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets and the covenant not to compete in a manner entirely consistent with the Allocation, and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns. Each party shall notify the other party if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer, (which disclosure schedules identify the section and subsection to which each disclosure therein relates), Seller hereby represents and warrants to Buyer as of the date hereof that:

3.01        Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

3.02        Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

3.03        Governmental Authorization; Consents.

(a)           The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, or official.

(b)           Except as set forth in Schedule 3.03, no consent, approval, waiver or other action (a “Required Consent”) by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract listed on Schedule 3.11 or any other material contract, agreement, indenture, lease, instrument, or other document binding upon or to which the Seller is a party is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby.

3.04        Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Asset.

3.05        Financial Statements.

(a)           The “Financial Statements” include:

(i)            the unaudited balance sheet of the Business as of March 31, 2005 and the related unaudited statements of operations and cash flows for the Business for the 12 months ended March 31, 2005; and

(ii)           the unaudited balance sheet of the Business as of December 31, 2005 and the related unaudited consolidated statements of income and cash flows for the Business for the fiscal nine months ended December 31, 2005.

(b)           Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of the Business as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations and cash flows, as the case may be, of the Business for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except for the calculation of Deferred Revenue which on the unaudited financial statements is calculated in accordance with the methodologies set forth on Schedule 2.03(a)) and, without limiting the generality of the foregoing, have been prepared in accordance with the specific accounting policies and procedures described in the Accounting Convention except as otherwise stated therein and, with respect to the unaudited financial statements, for the omission of footnote disclosures and, with respect to the unaudited interim financial statements, to the extent consistent with generally accepted accounting principles, normally recurring year-end audit adjustments.

3.06        Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, except as reflected in Schedule 3.06, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been any of the following with respect to the Business:

(a)           Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

(b)           payment or grant of any right relating to the Business by Seller to any Interested Person, or any charge by any Interested Person to Seller relating to the Business, or other transaction between Seller relating to the Business and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of Seller consistent with past practice.

(c)           incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

(d)           creation or assumption by Seller of any Lien (other than a Permitted Lien) on any Purchased Asset;

(e)           damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset in an amount greater than $10,000;

(f)            transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(g)           change in any material method of Tax or financial accounting or accounting practice or any making of a material Tax election or change of an existing election by Seller with respect to the Business;

(h)           (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) change in benefits payable under existing severance or termination pay policies of Seller relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business;

(i)            labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(j)            employee terminations (other than for poor performance or for cause) and/or layoffs, and Seller has preserved intact and kept available the services of present employees, in each case in accordance with past practice,

(k)           capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $10,000;

(l)            action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement; or

(m)          agreement, undertaking or commitment to do any of the foregoing.

3.07        Personal Property.

(a)           Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including machinery and equipment, inventory, and furniture) (whether tangible or intangible) used in the Business (the “Personal Property”). All of such Personal Property is listed on Schedule 3.07. None of such Personal Property is subject to any Liens, other than:

(i)            Liens disclosed on the Balance Sheet;

(ii)           Permitted Liens; or

(iii)          Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

(b)           The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.08        Sufficiency of Purchased Assets. As of the date of this Agreement, the Purchased Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business as of each such date except as set forth on Schedule 3.08. On the Closing Date, the Purchased Assets will be generally adequate to conduct the Business as currently conducted except as set forth on Schedule 3.08.

3.09        Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for:

(a)           Permitted Liens; or

(b)           Liens that do not materially detract from the value of such Purchased Asset as now used, or materially interfere with any present or intended use of such Purchased Asset.

3.10        Litigation. There is no claim, action, suit, investigation or proceeding pending against, or to the Seller’s Knowledge, threatened against or affecting, the Business or any Purchased Asset, or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority.

3.11        Material Contracts.

(a)           Except for the Contracts disclosed in Schedule 3.11 (and referenced to the applicable subsection below), as of the date of this Agreement, and, in each case, with respect to, or relation to the Business, Seller is not a party to or subject to any:

(i)            contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last year Seller paid, in the aggregate $10,000 or more;

(ii)           sales, distribution or other similar agreement providing for the sale or license by Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller of, or pursuant to which in the last year Seller received, in the aggregate $10,000 or more;

(iii)          maintenance agreements (“Maintenance Agreements”), except as set forth on Schedule 3.11(a)(iii), which schedule lists all customer names, invoice dates, renewal dates, value of maintenance contracts, and any non-standard terms;

(iv)          partnership, joint venture or other similar contract arrangement or agreement;

(v)           contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(vi)          employment or consulting agreement;

(vii)         license, technology transfer, franchise, source code escrow or other agreement in respect of any Business Intellectual Property or other property owned or used by Seller;

(viii)        agency, dealer, sales representative or other similar agreement;

(ix)           contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

(x)            contract or commitment with or for the benefit of any Interested Person; or

(xi)           other contract or commitment not made in the ordinary course of business that is material to the Business taken as a whole.

(b)           Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.11(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

(c)           Each Contract disclosed in any Schedule to this agreement is not subject to any amendments, side letters, modifications or other agreements relating thereto, except for written amendments, modifications or other agreements as so disclosed in any Schedule.

3.12        Technology and Intellectual Property.

(a)           Schedule 3.12(a) lists:  (i) all patents and all registered trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing owned by or on behalf of Seller or its Affiliates for the benefit of the Business; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by Seller or its Affiliates for the benefit of the Business; and (iii) all licenses (in and out), sublicenses and other agreements to which Seller or its Affiliates is a party and pursuant to which Seller or any other person is authorized to use any of the Business Intellectual Property or exercise any other right with regard thereto.

(b)           Each item of the Business Intellectual Property is either:  (i) owned solely by Seller or its Affiliates free and clear of any liens (the “Owned Intellectual Property”), as listed on Schedule 3.12(b)(i); or (ii) rightfully used and authorized for use by Seller and its successors pursuant to a valid and enforceable written license as listed on Schedule 3.12(b)(ii). All of the Business Intellectual Property that is used by Seller pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such under Schedule 3.12(b). Seller has all rights in the Business Intellectual Property necessary to carry out the Business former, current and currently planned future activities, including without limitation (except as noted on Schedule 3.12(b)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Business Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c)           Seller is not in material violation of any license, sublicense or other agreement listed on Schedule 3.11 to which Seller is a party or otherwise bound relating to any of the Business Intellectual Property. Except as noted in Schedule 3.12(c), neither Seller nor any of its Affiliates is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer, as successor to Seller, in Business Intellectual Property.

(d)           To the Seller’s Knowledge, the use of the Owned Intellectual Property and to the Seller’s actual knowledge, the use of the Intellectual Property listed on Schedule 3.12(b)(ii) by Seller as currently used and as currently proposed to be used does not infringe any other Person’s copyright, trade secret rights, right of privacy, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress or mask work or any other intellectual property right. No claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Owned Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Owned Intellectual Property by Seller, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Seller or, to Seller’s Knowledge, are threatened by any Person. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Owned Intellectual Property, other than review of pending patent applications, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. To the Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Owned Intellectual Property, by any third party, employee or former employee.

(e)           Schedule 3.12(e) separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Owned Intellectual Property. Seller has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Owned Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to Seller and has provided true and complete copies of such assignments to Buyer.

(f)            The transactions contemplated under this Agreement shall not alter, impair or otherwise affect any rights of Seller or any Affiliate in any of the Business Intellectual Property.

(g)           Seller has taken commercially reasonable measures to protect the proprietary nature of the Business Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller in the Business.

(h)           Except as disclosed on Schedule 3.12(h), the Owned Intellectual Property and the Business Intellectual Property that is distributed with, or as a part of, Seller’s products and services do not include any Publicly Available Software and Seller has not used Publicly Available Software in whole or in part in the development of any part of the Owned Intellectual Property in a manner that may subject the Owned Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following:  (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

3.13        Insurance Coverage. Schedule 3.13 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. Seller has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in Schedule 3.13. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2005 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business. Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

3.14        Compliance with Laws.

(a)           Seller is not and has not been in violation of any applicable provisions of any laws, statutes, ordinances or regulations and to Seller’s Knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business.

(b)           Schedule 3.14(b) correctly describes each governmental license, permit, concession or franchise (a “Permit”) material to the Business, together with the name of the governmental agency or entity issuing such Permit. Except as set forth on Schedule 3.14(b), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

(c)           Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

3.15        Employees.

(a)           Schedule 3.15 sets forth, with respect to each employee of Seller who is employed in the Business (including any such employee of Seller who is on a leave of absence) (i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms; (iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization that is held by such employee and that is used in connection with the Business. Except as disclosed in Schedule 3.15(a), the employment of each of the employees of the Business is terminable by Seller at will.

(b)           Schedule 3.15(b) lists all Persons who are currently performing services for the Business who are classified as “consultants” or “independent contractors,” the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.11 and have been made available (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged by Seller for the benefit of the Business as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

(c)           Seller is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of their employees.

(d)           Schedule 3.15(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Business. Seller has made available to Buyer complete copies of all such documents.

(e)           Except as disclosed in Schedule 3.15(e), (i) none of the employees of the Business has notified or otherwise indicated to Seller that he or she intends to terminate his or her employment with Seller, or not to accept employment with Buyer; (ii) Seller does not have a present intention to terminate the employment of any employee of the Business; (iii) to Seller’s Knowledge, no employee of the Business has since January 1, 2006 received an offer of an employment from any other Person; (iv) all employees of the Business have executed Seller’s form Noncompetition, Nondisclosure and Developments Agreement; (v) no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Business; (vi) to the Knowledge of Seller, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by Seller; and (vii) Seller is not and never has been engaged in any dispute or litigation with an employee of the Business or former employee of the Business regarding Intellectual Property matters.

(f)            Except as disclosed in Schedule 3.15(f), (i) Seller does not have an established severance pay practice or policy; (ii) no employee of the Business is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of Seller) as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of any termination by the Business on or after the Closing of any Person employed by Seller on or prior to the Closing Date.

(g)           Seller is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Seller is not engaged, and to Seller’s Knowledge has never engaged, in any unfair labor practice of any nature. The employees of the Business have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Seller has not failed to pay, any of its employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.

(h)           Seller, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six month period following the date of this Agreement.

3.16        Environmental Compliance.

(a)           The Seller has complied in all material respects with all federal, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”); and

(b)           The Seller has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except where such handling, generation, use, storage, transportation or disposal has not had, and could not reasonably be expected to have, a Material Adverse Effect. The foregoing does not constitute a representation or warranty that no violation of Environmental Laws has occurred with respect to premises occupied by the Seller, although Seller has no knowledge of any such violation.

3.17        Customers and Suppliers. Seller has not received notice from and is not otherwise aware that (a) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Business during the past 18 months has stopped or intends to stop purchasing the products or services of the Business or (b) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business during the past 18 months has stopped or intends to stop supplying products or services to the Business.

3.18        Transactions with Affiliates; Intercompany Arrangements. There are no agreements, loans, leases, royalty agreements or other continuing transactions, in each cases relating to the Business or the Purchased Assets between Seller and (i) any officer, director or stockholder of Seller or any of their Affiliates or (ii) any member of any officer, director or stockholder of Seller’s family or any of their Affiliates (“Interested Person”). To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller with respect to the Business or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being an officer, director or stockholder of Seller.

3.19        Finders’ Fees. Except for Berkery, Noyes & Co., LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

3.20        Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.01        Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02        Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Seller is a party have been duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer.

4.03        Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

4.04        Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

4.05        Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.06        Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

4.07        Financing. Prior to and on the Closing Date, Buyer will have sufficient and available funds to enable Buyer to pay the Initial Cash Payout and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by Buyer on the Closing Date.

ARTICLE V

COVENANTS OF SELLER

Seller agrees that:

5.01        Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with past practices and shall use its reasonable best efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

(a)           acquire a material amount of assets related to the Business from any other Person;

(b)           sell, lease, license or otherwise dispose of any Purchased Assets except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practices and (iii) without the consent of Buyer, which shall not be unreasonably withheld;

(c)           renew or enter into any Maintenance Agreement except in the ordinary course of business and on the Seller’s standard terms and conditions without the consent of Buyer, which shall not be unreasonably withheld; or

(d)           terminate or otherwise layoff any employees of the Business, and will preserve intact and keep available the services of all employees of the Business, in each case in accordance with past practices.

Seller will not take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any respect at, or as of any time prior to, the Closing Date.

5.02        Access to Information. From the date hereof until the Closing Date, Seller shall (a) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full reasonable access to the offices, properties, books and records of Seller related to the Business, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller to reasonably cooperate with Buyer in its investigation of the Business. No investigation by Buyer pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.03        Notices of Certain Events; Continuing Disclosure.

(a)           Seller shall promptly notify Buyer of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)           any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii)          any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge threatened against, or relating to or involving or otherwise affecting Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to section 3.10.

(b)           Until the Closing Date, Sellers shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller.

(c)           No notice pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer’s rights under this Agreement, including without limitation under Articles X and XI.

5.04        Noncompetition.

(a)           Seller agrees that for a period of three full years from the Closing Date, neither it nor any Person that, as of the date of this Agreement or the Closing Date, is an Affiliate of Seller shall:

(i)            engage, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as a stockholder in any corporation or joint stock association, in any business that competes with the Business as it exists on the Closing Date; provided that nothing herein shall prohibit the purchase or ownership of up to 5% of the outstanding stock of a publicly-traded company that competes with the Business; or

(ii)           employ or solicit, or receive or accept the performance of services by, any Transferred Employee; or

(iii)          advise any customer or supplier of the Business with respect to its business relationship with the Business.

(b)           For the sake of clarity, in the event Seller is acquired after the Closing Date by a Person (the “Acquiror”) the business activities of Acquiror on the date Acquiror acquires Seller (including any activities that compete with the Business as it exists on the Closing Date) shall not be deemed a violation of the provisions of this Section 5.04 notwithstanding the fact that the combined entity of Acquiror and Seller will continue to engage in such business activities.

(c)           If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

5.05        Trademarks; Tradenames. As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Seller shall grant Buyer the right to use the ClearStory name, as described in the Trademark License Agreement at Exhibit B.

5.06        Information Statement.

(a)           The Seller has prepared an information statement (the “Information Statement”) in connection with the transactions contemplated hereby in a form reasonably acceptable to Buyer. The Seller shall file the Information Statement with the Securities and Exchange Commission (the “Commission”) as a preliminary information statement within one business day after the date hereof in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. The Information Statement shall include the recommendation of the Seller’s Board of Directors in favor of approval and adoption of this Asset Purchase Agreement.

(b)           Seller shall notify Buyer promptly after the receipt of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Information Statement and shall supply Buyer with copies of all correspondence between Seller or any of its representatives and the Commission with respect to the Information Statement. Seller shall use its reasonable best efforts to respond to any comments from the Commission with respect to the preliminary Information Statement and to make any further filings (including amendments or supplements thereto or, if necessary or appropriate, amendments to any periodic report filed by Seller with the Commission) in connection therewith that Seller shall deem necessary, proper or desirable and shall cause the definitive Information Statement to be mailed to Seller’s stockholders at the earliest practicable time. If at any time prior to the Closing Date, any event shall occur relating to Buyer, Seller or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Information Statement, such party shall inform the other promptly after becoming aware of such event. Whenever Buyer or Seller learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Information Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable law, disseminated to the persons and in the manner required.

5.07        Shareholder Approval. Seller shall deliver to Buyer immediately upon the execution of this Agreement, an irrevocable written consent of stockholders on the form set forth as Exhibit C, executed by CIP Capital LP, Selway Partners, LLC, CSSMK, LLC, Selway Management, Inc., SCP Private Equity Partners II, LLC and Mitchell Klein (including affiliates), who together shall hold no less than 18,336,295 shares, or approximately 80% of the votes entitled to be cast.

5.08        No-Shop Provision. From the date hereof until the Closing Date, the Seller shall not:

(a)           enter into any agreement, understanding or arrangement relating to any proposal, plan, agreement, understanding or arrangement contemplating (directly or indirectly):

(i)            any merger, consolidation, reorganization, recapitalization or similar transaction involving the Seller, any of Seller’s subsidiaries or any other entity controlled by Seller or any of Seller’s subsidiaries;

(ii)           any transfer or issuance of any capital stock or other securities of Seller, any of Seller’s subsidiaries or any other entity controlled by Seller or any of Seller’s subsidiaries for the purpose of effecting a change of control of Seller, or

(iii)          any transfer of any material asset of the Business (collectively, an “Acquisition Proposal”).

(b)           engage in any discussions or negotiations relating to, any Acquisition Proposal;

(c)           provide any information regarding Buyer or its business or operations to any party (other than to Buyer) in connection with any possible Acquisition Proposal; or

(d)           solicit or encourage the submission of any Acquisition Proposal;

(e)           provided however, that from the date hereof until the Closing Date, the Seller may engage in discussions with other parties regarding the purchase of solely the assets of the Seller not utilized in the Business.

(f)            In addition, Seller shall use its commercially reasonable efforts to prevent any Associate of Seller from doing any of the foregoing. “Associate” means, with respect to Seller:  (i) Seller’s subsidiaries and other entities under the control of the Seller, (ii) Seller’s directors, officers, employees, agents, representatives, accountants, attorneys and advisors, and (iii) the directors, officers, employees, partners, agents, representatives, accountants, attorneys and advisors of the Seller’s subsidiaries and other affiliates.

(g)           In the event that Seller receives a written or oral inquiry expressing interest in an Acquisition Proposal from any third party, Seller shall immediately by electronic mail, notify Buyer in writing of such inquiry. If the Seller engages in any discussions under 5.08(e), and the third party initiates or attempts to pursue any discussions of the purchase of the Business, the Purchased Assets, whether as a stand alone purchase or as part of the purchase of the Seller, its securities or all or substantially all of its assets, the Seller shall immediately (i) cease all discussions; (ii) inform the third party that neither the Business nor the Purchased Assets are for sale; and (iii) immediately inform Buyer by electronic mail of such discussions.

5.09        Delivery of Financial Statements. The Seller shall deliver to the Buyer the audited balance sheet and the related statements of operations and cash flows as of March 31, 2006, along with the unqualified audit opinion, (which may include explanatory language regarding the going concern of the Business or the Seller) of the independent registered accounting firm of Miller Ellin & Company, LLP, by May 15, 2006.

5.10        Billing. The Seller agrees that it shall not invoice any customers for, or receive any customer payment or deposits with respect to, maintenance service contracts that contain service periods that commence on or after July 1, 2006, provided that the Seller may invoice customers for and receive payments with respect to service periods that commence during July 2006 if the Closing does not occur on or prior to April 18, 2006; provided that the Seller is in compliance with the provisions of Section 7.02 hereof with respect to completing the Closing on or prior to April 18, 2006. The parties further agree, provided that the Seller is in compliance with the provisions of Section 7.02, if the Closing does not occur by the 15th of any month beginning with May 2006, the Seller may invoice customers for and receive payments with respect to service periods that commence during the month that begins approximately 75 days after the 15th of such month (for example if the Closing does not occur by May 15th, amounts may be billed for August 2006 and if the Closing does not occur by July 15th, amounts may be billed for September 2006).

5.11        Customer Overpayments   The Seller agrees that within thirty (30) days after the Closing, it shall send cash refunds to any customers of the Business in the amounts listed on Schedule 5.11 for which customer overpayments that have been retained by the Seller.

ARTICLE VI

COVENANTS OF BUYER

6.01        Certain Obligations With Respect to the Operation of the Business.

(a)           At all times during the Earnout Period, the Buyer shall keep books and records with respect to the operations of the Business and shall maintain financial records with respect thereto, in all events sufficient to determine the Earnout Payment. The Buyer, for so long as the Earnout Payment is payable or are in dispute, shall provide access (during normal business hours and upon reasonable prior written notice) to a Seller representative from a nationally recognized accounting firm, who is not reasonably objectionable to the Buyer, to such books and records for purposes of verifying the Earnout Payment. Such books and records shall be kept in accordance with generally accepted accounting principles, consistent with the historical practices of Buyer, to the extent practicable.

(b)           Until the date that is six months from the Closing Date, without prior consultation with and approval by Seller, Buyer shall not provide customer maintenance or software upgrades under any Contract or additional licenses to any customer of the Business that is more than 120 days past due in paying amounts owed to Seller under accounts receivable outstanding as of the Closing Date.

6.02        Post-Closing Transition. To the extent Buyer’s employees temporarily reside at Seller’s office in Westborough, MA after the Closing to facilitate transition issues, Buyer agrees that such employees (and any equipment or other assets of Buyer) shall be removed from Seller’s premises by June 1, 2006.

6.03        Seller License Agreement. At the Closing, the Buyer shall enter into a non-exclusive, end-user license agreement in favor of Seller for 15 named users, containing the terms and conditions set forth in the Seller License Agreement attached hereto as Exhibit D, which are the same terms and conditions as are set forth in Seller’s standard end-user agreement (the “Seller License Agreement”). Pursuant to the Seller License Agreement, Buyer will grant Seller a non-exclusive right and license to use Radiant Business Document Server and Radiant MailManager for Seller’s own internal business purposes. In addition, the Buyer shall provide the Seller standard support and maintenance for such software products for a period of not less than 5 years, at the annual rate of $5,000 per year.

6.04        Audit Fees. Within 10 days after the later of (i) receipt of the audited financial statements required pursuant to Section 5.09 hereof, or (ii) receipt of an invoice for the audits of such financial statements of the Business and the financial statements of the Business required pursuant to Section 10.02(e) hereof, Buyer shall pay to Miller Ellin & Company, LLP its fees for such audits, in an aggregate amount not to exceed $60,000.

6.05        Application of Cash Receipts. If, at any time after the Closing, the Buyer receives any payments in respect of invoices billed by the Seller prior to the Closing, then the Buyer shall promptly remit such payments to the Seller. In addition, and in furtherance thereof, the Buyer acknowledges and agrees that it shall apply any such payments so received, first, against the invoices billed by the Seller prior to the Closing, before it applies any such payments against invoices billed by the Buyer after the Closing.

ARTICLE VII

COVENANTS OF BOTH PARTIES

The parties hereto agree that:

7.01        Confidentiality. The Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to Seller and its Affiliates in connection with the transactions contemplated by this Agreement, and, after the Closing Date, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller (other than with regard to all documents and information concerning the Business), (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially in accordance with this Agreement. The Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning both the Seller and the Business furnished to Buyer and its Affiliates in connection with the transactions contemplated by this Agreement, but after the Closing Date, only the confidential documents and information concerning the Seller not related to the Business except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially in accordance with this Agreement. The obligation of the disclosing party to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, (a) Seller will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller or on its behalf concerning Buyer in connection with this Agreement that are subject to such confidence, and (b) Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf concerning Seller in connection with this Agreement that are subject to such confidence. Upon the Closing, Seller shall not retain any copies of the source code for the ClearStory Products or any other Business Intellectual Property.

7.02        Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

(b)           Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

7.03        Certain Filings. Seller and Buyer shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.04        Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, the parties agree to issue the press releases attached hereto as Exhibit E and Exhibit E-1 at the signing of this agreement. Each party also acknowledges that both the Buyer and Seller will need to file a Form 8-K with the Commission (in accordance with the rules of the Commission) relating to the signing of this Agreement and the Closing.

7.05        Information Requests. After the Closing, for a period of six months, both the Buyer and the Seller will afford to the other party’s officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours to all personnel, books and records relating to the Purchased Assets, and shall furnish to such persons such financial and operating data and other information concerning the Purchased Assets as such persons from time to time reasonable requests. Prior to the Closing, Seller shall provide Buyer with the records and data from their call logging and bug tracking software in an electronic or printed format that is reasonably acceptable to both parties.

ARTICLE VIII

TAX MATTERS

8.01        Tax Definitions. The following terms, as used herein, have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

8.02        Tax Matters. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a)           Seller has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns), in each case to the extent such Taxes and Tax Returns related to the Purchased Assets or the operation of the Business. All such Tax Returns were complete and correct in all respects. No portion of any Tax Return that relates to the Purchased Assets or the operation of the Business has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of Seller, threatened. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return, and Seller has not waived any statute of limitation with respect to any such Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction in connection with the Business or the Purchased Assets. There are no Liens for Taxes upon the Purchased Assets other than Permitted Liens, (and Schedule 8.02(a) contains a list of all Taxes being contested in good faith). Seller does not have, and has not had, a permanent establishment or other taxable presence in any foreign country in connection with the operation of the Business or the acquisition, use, or holding of the Purchased Assets, as determined under the laws of such country or any applicable Tax treaty or convention between the United States and such foreign country. Seller does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise that could have any adverse effect upon the Buyer (or any Affiliate).

(b)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party and relating to the Business or the Purchased Assets. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

(c)           Except as set forth on Schedule 8.02(c), no state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of anyone other than Buyer. The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(d)           Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(e)           Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased

Assets or the operation of the Business and are incurred in or attributable to a Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

(f)            Schedule 8.02(f) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller in connection with the Business or the Purchased Assets.

8.03        Tax Cooperation; Allocation of Taxes.

(a)           Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03. In addition, Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 8.03 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Seller) and each party agrees to afford the other reasonable access to such records during normal business hours.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. At Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other at the Closing. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

(c)           Any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne and paid by Buyer, and Buyer shall promptly reimburse Seller for any such amounts paid by Seller. Buyer and Seller shall cooperate to minimize the amount of all the foregoing taxes and shall provide each other with any appropriate resale exemption certifications, tax clearance certificates and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any of the foregoing taxes shall do so, and the other party shall cooperate (and make reimbursement) with respect thereto as necessary.

ARTICLE IX

EMPLOYEE BENEFITS

9.01        Employee Benefits Definitions. The following terms, as used herein, having the following meaning:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any Co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller and (iii) covers any Employee or former Employee of Seller.

“Employee” for purposes of this Section IX means any employee of Seller.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or any Co-Employer, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Transferred Employees” means those Employees listed on Schedule 9.03 who are being offered employment by Buyer and who commence employment with Buyer as of the Closing Date.

“Business Employees” means any Employee of the Seller who is primarily engaged in activities on behalf of the Business.

9.02        ERISA Representations. Seller hereby represents and warrants to Buyer that:

(a)           Schedule 9.02 lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer. With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and Seller has provided the most recently filed Form 5500.

(b)           Schedule 9.02 also includes a list of each Benefit Arrangement of Seller, copies or descriptions of which have been made available or furnished previously to Buyer.

(c)           None of the Employee Plans or Benefit Arrangements listed on Schedule 9.02 is subject to the laws of any jurisdiction outside the United States.

(d)           No non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

(e)           Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Employee Plan subject to Title IV of ERISA. Seller has not incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

(f)            Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

(g)           With respect to the Business Employees and former Business Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

(h)           All contributions, reserves or premium payments accrued under each Employee Plan and Benefit Arrangement have been made as of the Closing Date or are reflected on the Balance Sheet.

(i)            No Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

9.03        Employees and Offers of Employment.

(a)           On or prior to the Closing Date, Buyer may, at its sole discretion, offer employment on an at-will basis to all of the Business Employees. Buyer shall provide to Seller a complete and accurate list of the Transferred Employees at least two (2) business days prior to Closing.

(b)           Seller agrees to (i) use reasonable efforts to cooperate with Buyer in Buyer’s recruitment of the Business Employees, (ii) terminate the employment of the Transferred Employees with Seller (or, alternatively, at the discretion of Seller, cause the Transferred Employee to voluntarily terminate his employment and, in connection therewith, Seller will accept the resignation of the Transferred Employees) on or immediately prior to the Closing Date. Seller agrees to pay any and all liabilities with respect to each Business Employee, including, but not limited to, all such liabilities relating to such termination, including, without limitation any payments and benefits due such Business Employees pursuant to accrued salary and wages, bonuses, commissions, pension, retirement, savings, health, welfare and other benefits and severance, payments or similar payments of the Transferred Employees, excluding vacation accruals assumed by the Buyer in accordance with Section 2.03(e) , and (iii) provide to each Transferred Employee any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”).

(c)           Buyer agrees that it will make offers of employment to the Business Employees in good faith, with terms and conditions, including, but not limited to, salary and benefits, to be determined at the Buyer’s sole discretion. Nothing herein shall be construed as an offer of employment on other than an employee-at-will basis. Seller will make all reasonable efforts to assist Buyer in hiring all such Business Employees, and Seller will not take any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employee or any other Business Employee. Buyer shall not assume responsibility for any Business Employee until such employee commences employment with Buyer, but in no event shall Buyer assume any responsibility for any commitment, obligation, duty or liability (i) of Seller to any Business Employee, or (ii) to any Business Employee that arose prior to the Closing Date, except as expressly set forth herein. Buyer shall not assume responsibility for any employee of Seller who is not a Transferred Employee and Seller agrees to continue to assume all responsibilities, commitments and/or liabilities for any employee of Seller who is not a Transferred Employee.

(d)           Seller shall use its commercially reasonable efforts (without, however, any requirement to pay monies or any other form of consideration) to assist Buyer in Buyer’s hiring of certain of Seller’s key Business Employees and in its entering into employment or consulting arrangements with them.

(e)           Buyer shall employ the Transferred Employees following the Closing Date in accordance with the terms and conditions set forth in the employment offer letters to be delivered to the Transferred Employees by the Buyer. Nothing herein shall prevent Buyer from terminating the employment of any such Transferred Employee.

(f)            As soon as reasonably practicable after the Closing Date, Buyer shall take all reasonable action so that all Transferred Employees who accept employment with the Buyer after the Closing Date (“Hired Employees”) shall be entitled to participate in each employee benefit plan, program or arrangement of Buyer of general applicability (the “Buyer Benefit Plans”) to the same extent as similarly-situated employees of Buyer and its subsidiaries (it being understood that inclusion of the Hired Employees in the Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall, subject to any third party insurers consent, use its commercially reasonable efforts to cause each Buyer Benefit Plan in which the Hired Employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder including, but not limited to, applicability of minimum waiting periods for participation, the service of such employees with the Seller.

(g)           WARN. Any notice required under the WARN Act that is, has been or will be required of Seller to its employees or former employees by reason of its acts on or prior to the Closing Date, or by reason of the transaction consummation hereby, will be given by Seller.

9.04        Seller’s Employee Benefit Plans.

(a)           Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each Employee or former Employee (including any beneficiary thereof). No assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under the 401(k) Plan shall be fully vested as of the Closing Date. Seller shall cooperate and assist any Transferred Employee who so requests, in making a direct rollover of the Transferred Employee’s vested account balance to Buyer’s 401(k) plan as soon as practicable after the Closing date. Buyer shall cooperate with Seller and any Transferred Employee with respect to such direct rollover, provided that Buyer determines that the direct rollover is permitted under the Code and regulations thereunder. Each of the parties hereto shall pay its own expenses in connection with such direct rollover.

(b)           With respect to any Employee Plans that are group health plans as defined in Section 5000(b)(1) of the Code, Seller shall satisfy the notice requirements of Section 4980B and 9801 of the Code. Seller shall treat all Employees (and their beneficiaries) who terminate employment with Seller as a result of this transaction as “qualified beneficiaries” entitled to continuation health coverage as described in Section 4980B of the Code (“COBRA Coverage”), regardless of whether the Employee becomes a Transferred Employee, and Seller shall continue to provide COBRA Coverage for the maximum period required by law to any former Employee (or beneficiary) who is eligible for COBRA Coverage as of the Closing Date. Seller shall promptly notify Buyer if it ceases to provide any group coverage to any of its Employees.

9.05        No Third Party Beneficiaries. No provision of this Article IX or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE X

CONDITIONS TO CLOSING

10.01      Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)           Each other party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 2.06.

10.02      Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)           (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct at and as of the Closing Date, as if made at and as of such date except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Business and (iii) Buyer shall have received a certificate signed by the of Seller to the foregoing effect.

(b)           There has not been any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller’s ability to consummate the transactions contemplated by this Agreement or perform its material obligations hereunder.

(c)           No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of all or any material portion of the Purchased Assets after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing (i) shall have been instituted by any governmental authority before any court, arbitrator or governmental body, agency or official and be pending or (ii) shall have been instituted by any Person (other than a governmental authority) before any court, arbitrator or governmental body, agency or official and be pending, where such proceeding would in the reasonable judgment of the Buyer reasonably be expected to result in a ruling that would prohibit, alter, prevent or materially delay the Closing.

(d)           Buyer shall have received an opinion of Sullivan & Worcester LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit F.

(e)           Buyer shall have received the audited balance sheet of the Business as of March 31, 2005 and the related statements of the Business of operations and cash flows of the Business for the one year period ending March 31, 2005 together with an unqualified audit opinion (which may include explanatory language regarding the going concern of the Business or the Seller) of the independent registered accounting firm of Miller Ellin & Company, LLP.

(f)            Seller shall have received all of the Required Consents as set forth on Schedule 3.03.

(g)           No later than two (2) days prior to Closing, Seller shall deliver to Buyer a draft balance sheet of the Business as of March 31, 2006.

10.03      Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:  (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct at and as of the Closing Date, as if made at and as of such date except for such untruths or inaccuracies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as such term would be applied to the business of Buyer)and (iii) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

ARTICLE XI
SURVIVAL; INDEMNIFICATION

11.01      Survival.

(a)           The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the first anniversary of the Closing Date, except as to matters as to which a Person has made a claim for indemnity or given notice of claim on or prior to the first anniversary of the Closing Date, which matters shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied, or

(i)            in the case of Section 7.01 (Confidentiality);

(ii)           in the case of Section 5.04 (Noncompetition), for the period set forth therein; and

(iii)          in the case of Section 11.02(a)(iv), until the expiration of the applicable statute of limitations giving effect to any waivers, extensions or mitigation thereof.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b)           All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

11.02      Indemnification. Seller hereby indemnifies Buyer against and agrees to hold it harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damage”) incurred or suffered by Buyer arising out of:

(a)           (i) any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Seller pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)           any claim, action, suit or proceeding by any third party (a “Business Third Party Claim”) alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Seller;

(iii)          any breach of any covenant made by Seller pursuant to Article V, Article VII, Section 8.03 and Section 9.03 of this Agreement; and

(iv)          any Tax obligations of Seller (other than any Tax obligations under Section 8.03(c) hereof), whether as a result of a Permitted Lien or otherwise, notwithstanding any disclosure on any disclosure schedule hereto or otherwise of the possibility of any such Taxes or the existence of any reserves therefor.

(b)           Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of:

(i)            any misrepresentation or breach of warranty (determined without regard to any materiality qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) made or to be performed by Buyer pursuant to the provisions of this Agreement the Ancillary Agreements and any certificate or other writing delivered pursuant hereto or thereto; and

(ii)           any Business Third Party Claim alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Buyer; and

(iii)          any breach of any covenant or agreement made by Buyer pursuant to Article VI, Article VII, Section 8.03 and Section 9.03 of this Agreement.

11.03      Limitation of Indemnification. Notwithstanding the provisions of Section 11.02, (i) neither Seller nor Buyer shall be liable for Damages under Section 11.02(a)(i) and 11.02(b)(i), respectively unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to claim for indemnity hereunder) exceeds $50,000, (ii) Seller’s maximum liability under Section 11.02(a)(i) and 11.02(a)(ii) shall not exceed the Initial Earnout Payment and (iii) Seller’s maximum liability under 11.02(a)(iv) shall not exceed the aggregate amount of the Initial Cash Payment and the Earnout Payments. Pursuant to Section 2.07, the Buyer shall holdback the Initial Earnout Payment to pay Damages and Buyer’s sole and exclusive remedy with respect to claims for indemnification under Sections 11.02(a)(i) and 11.02(a)(ii) shall be the holdback of the Initial Earnout Payment.

11.04      Procedures. Any party seeking indemnification under Sections 8.02, 9.02, and 11.02 (the “Indemnified Party”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any Third Party Claim; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified shall, participate in and control the defense of any Third Party Claim at its own expense. If the Indemnifying Party assumes control of the defense of any Third Party Claim, the Indemnifying Party shall not be liable under Sections 8.02, 9.02 and 11.02 for any settlement effected by the Indemnified Party without its consent of any Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes the defense of a Third Party Claim and if the Indemnified Party later determines in good faith that a Third Party Claim is likely to materially adversely affect it or its business in a manner that may not be adequately compensated by the money damages, then the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim. If the Indemnified Party shall so assume the exclusive right to defend, compromise, or settle such claim, all attorneys’ fees and other expenses incurred by the Indemnified Party in the defense, compromise or settlement of such claim shall be at the Indemnified Party’s expense and shall not be eligible for indemnification from the Indemnifying Party, but the Indemnifying Party shall be entitled to be indemnified by the Indemnifying Party for the full amount of any other Damages suffered by the

Indemnified Party as a result of or arising out of the Third Party Claim. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

11.05      Exclusive Remedy. After the Closing, Sections 8.02, 9.02 and 11.02 shall provide the exclusive remedy for any misrepresentation or breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than the covenants contained in Sections 5.04 (Noncompetition) and 7.01 (Confidentiality), or with respect to claims for fraud, willful misrepresentation or willful breach.

ARTICLE XII

TERMINATION

12.01      Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by written agreement of Buyer and Seller;

(b)           by either Buyer or Seller if the Closing shall not have been consummated on or before June 30, 2006; provided that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date; and

(c)           by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (b) or (c) shall give notice of such termination to the other party.

12.02      Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 7.01 (Confidentiality), 13.03 (Expenses) and 13.10 (Jurisdiction) shall survive any termination hereof pursuant to Section 12.01.

ARTICLE XIII

MISCELLANEOUS

13.01      Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given:  (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

if to Buyer, to:	with a copy to:

Datawatch Corporation Quorum Office Park 271 Mill Road Chelmsford, MA 01824 Attn: Chief Financial Officer Phone: 978-441-2200 Facsimile: 978-453-4443	William B. Simmons, Jr. Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 Telephone: (617) 248-5095 Facsimile: (617) 248-4000

if to Seller, to:	with a copy to:

ClearStory Systems, Inc.	Alfred L. Browne, III
One Research Drive Suite 200B Westborough, MA 01581 Attn: Hank Nelson Telephone: (508) 870-4100 Facsimile: (508) 870-4221	Sullivan & Worcester, LLP One Post Office Square Boston, MA 02109 Telephone: (617) 338-2800 Facsimile: (617) 338-2880

13.02      Amendments; No Waivers.

(a)               Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer and Seller. Any provision of this Agreement may be waived by Buyer or Seller if the waiver is in writing and signed by the party to be bound.

(b)              No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.03      Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.04      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.05      Governing Law. This Agreement and the Ancillary Agreements shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

13.06      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

13.07      Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.08      Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.

13.09      Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.10      Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DATAWATCH CORPORATION

By:	/s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and CEO

CLEARSTORY SYSTEMS, INC.

By:	/s/ Henry T. Nelson
Name: Henry T. Nelson
Title: President and CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March 10, 2006, between DATAWATCH CORPORATION, a Delaware corporation (“Buyer”), and CLEARSTORY SYSTEMS, INC., a Delaware corporation (“Seller”).

W I T N E S S E T H

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated March 10, 2006 between Buyer and Seller (the “Asset Purchase Agreement”); terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchase Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.             (a)           Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any of the Contracts or Permits if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

(b)           Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller to be performed under the Contracts.

2.             This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

3.             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DATAWATCH CORPORATION

By:
Name:
Title:

CLEARSTORY SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Assignment & Assumption Agreement]